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EXHIBIT 10.2

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement"), is made and entered into as of this 18th day of November, 2002 by and between Click Commerce, Inc., a Delaware corporation ("Corporation"), and Justin C. Dearborn, an individual residing in Illinois (the "Executive").

RECITALS

        WHEREAS, the Corporation is engaged in the development, sale and distribution of interactive computer applications and internet related products and services involved in partner relationship management and "sell side" electronic commerce solutions;

        WHEREAS, the Corporation desires to employ Executive as General Counsel of the Corporation;

        WHEREAS, the Executive desires to be employed by the Corporation at the salary and benefits provided for herein;

        WHEREAS, the Executive acknowledges and understands that during the course of his employment, the Executive has and will become familiar with certain confidential information of the Corporation which is exceptionally valuable to the Corporation and vital to the success of the Corporation's business; and

        WHEREAS, the Corporation and the Executive desire to protect such confidential information from disclosure to third parties or use of such information to the detriment of the Corporation.

AGREEMENT

        NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Employment. The Corporation hereby agrees to employ the Executive, and the Executive hereby accepts such employment, as General Counsel of the Corporation.

        2.    Term. The term of this Agreement shall commence as of November 18, 2002 and shall continue until November 18, 2004 (the "Term"), unless earlier terminated pursuant to Section 12 of this Agreement.

        3.    Duties. The Executive shall have general responsibility for all legal and human resource activities of the Corporation, and such other responsibilities as may be determined by the Chief Executive Officer of the Corporation or the Board of Directors in accordance with the By-Laws of the Corporation in effect from time to time, provided that such duties shall at all times be consistent with the duties normally performed by in house legal counsel of companies engaged in businesses similar to the business of the Corporation with similar responsibilities and reporting to the Chief Executive Officer of the Corporation. The Executive agrees to devote all of his business time, attention and energies to the diligent performance of his duties hereunder and will not, during the Term hereof, engage in, accept employment from, or provide services to any other person, firm, corporation, governmental agency or other entity that engages in, any activities which, in the opinion of the Board of Directors, would conflict with or detract from the Executive's capable performance of such duties.

        4.    Compensation.

        (a)  Base Salary. During the Term of this Agreement, the Executive shall receive compensation at the annual rate of $150,000 (the "Annual Salary") payable in equal monthly installments or as otherwise agreed to by the parties.

        (b)  Annual Incentive Bonus. During the Term of this Agreement, the Executive shall participate in an annual bonus program if and as adopted by the Corporation as determined by the Compensation Committee of the Board of Directors in its sole discretion.

        5.    Benefits. During the Term of this Agreement, the Corporation agrees to provide to the Executive such benefits as are provided generally to other senior executives of the Corporation from time to time, including, without limitation, any health, disability, dental, severance benefits, insurance, defined contribution plan, deferred compensation, profit-sharing, pension, or other employee benefit policies, programs (including child day-care) or plans which the Corporation offers generally to senior executives (collectively, the "Employee Benefits"). Executive shall be entitled to three (3) weeks of vacation during each twelve (12) month period hereunder. Pursuant to Corporation policy, Executive shall not be entitled to accrue or carryover unused vacation from any calendar year to the next calendar year. Executive shall be entitled to participate in other compensation programs that the Corporation may make available from time to time.

        6.    Expenses. During the Term of this Agreement, the Executive shall be reimbursed by the Corporation for all reasonable, ordinary and necessary out-of-pocket expenses for travel, lodging, meals, entertainment expenses, or any other similar expenses incurred by the Executive in performing services for the Corporation to the extent that such expenditures meet the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), for total or partial deductibility by the Corporation for federal income tax purposes and are substantiated and documented by the Executive as required by the Code.

        7.    Non-Disclosure of Confidential Information.

        (a)  The Executive will not during, or for a period of five (5) years after termination of, this Agreement, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party, or utilize for the Executive's personal benefit or for the benefit of any competitor of the Corporation, any Confidential Information (as hereinafter defined).

        (b)  For the purposes of this Agreement, the term "Confidential Information" shall mean, but shall not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models or manuals of the Corporation or which are licensed by the Corporation, any financial data or lists of actual or potential customers or suppliers of the Corporation, and any information regarding the Corporation's marketing, sales or dealer network, which is not generally known to the public through legitimate origins. The Corporation and the Executive acknowledge and agree that such Confidential Information is extremely valuable to the Corporation and shall be deemed to be a "trade secret." In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Agreement by the Executive or by misappropriation), that part of the Confidential Information shall no longer be deemed Confidential Information for the purposes of this Agreement, but the Executive shall continue to be bound by the terms of this Agreement as to all other Confidential Information.

        (c)  Upon termination of this Agreement for any reason, the Executive will promptly deliver to the Corporation all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents, including all copies in any form or media, concerning the Corporation's customers, dealer network, marketing strategies, products or processes and/or which contains Confidential Information.

        8.    Covenant-Not-To-Compete. The Executive will not during, or for a period of two (2) years after termination of, this Agreement, in any form or manner, directly or indirectly, on his own behalf or in combination with others, become interested in (as an individual, partner, stockholder, director, officer, principal, agent, independent contractor, employee, trustee, lender of money or in any other relation or capacity whatsoever, except as a holder of securities of a corporation whose securities are publicly traded and which is subject to the reporting requirements of the Securities Exchange Act of

1934, and then only to the extent of owning not more than two percent (2%) of the issued and outstanding securities of such corporation), or provide services similar to those provided to the Corporation for, any business which renders implementation services or sells products, or proposes to render services or sell products, that compete with the Business of the Corporation within the United States, Western Europe or Australia. For purposes of this Agreement, the "Business" of the Corporation shall mean providing both partner relationship management and "sell-side" application software electronic commerce solutions and related implementation services.

        9.    Covenant Not to Solicit.

        (a)  Covenant Not to Solicit Employees. During Executive's employment by the Corporation and for a period of two (2) years following termination or cessation of Executive's employment pursuant to this Agreement, Executive agrees and covenants that he will not, for any reason, directly or indirectly, employ, solicit or endeavor to entice away from the Corporation or any of its affiliates (whether for his own benefit or on behalf of another person or entity), or facilitate the solicitation, employment or enticement of, any employees of Corporation to work for Executive, any affiliate of Executive or any competitor of Corporation, nor will Executive otherwise attempt to interfere (to the Corporation's detriment) in the relationship between the Corporation or any of its affiliates and any such employees.

        (b)  Covenant Not to Solicit Customers. During Executive's employment pursuant to this Agreement and for a period of two (2) years following termination or cessation of Executive's employment, Executive agrees and covenants that he will not directly or indirectly in any form or manner, contact, solicit, or facilitate the contacting or solicitation of any Customers of the Corporation, for the purpose of competing with the Business of the Corporation. For purposes of this Agreement, a "Customer" of the Corporation shall mean and refer to (i) each person that has received services or purchased products from the Corporation or any of its affiliates during the period of Executive's employment hereunder and (ii) each person or entity formally solicited by the Corporation to provide services or purchase products during the period of Executive's employment hereunder.

        10.  Equitable Remedies. In the event that the Executive breaches any of the terms contained in Sections 7, 8 or 9 of this Agreement, the Executive stipulates that said breach will result in immediate and irreparable harm to the business and goodwill of the Corporation and that damages, if any, and remedies at law for such breach would be inadequate. The Corporation shall therefore be entitled to apply for and receive from any court of competent jurisdiction an injunction to restrain any violation of this Agreement and for such further relief as the court may deem just and proper, and the Executive shall, in addition, pay to the Corporation, following judgment or other final determination by such court, the Corporation's costs and expenses in enforcing such terms (including court costs and reasonable attorneys' fees).

        11.  Continuing Obligation. The obligations, duties and liabilities of the Executive pursuant to Sections 7, 8 and 9 of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided therein despite any termination of this Agreement for any reason whatsoever, including, without limitation, the expiration of the Term of this Agreement.

        12.  Termination of Employment.

        (a)  Termination by Corporation of Executive for Cause. The Corporation shall have the right to terminate the Executive's employment at any time for "cause." For purposes hereof, "cause" shall mean that the Executive has:

  (i)
  been convicted of, or plead nolo contendere to, a felony or crime involving moral turpitude; or

  (ii)
  committed an act of personal dishonesty or fraud involving personal profit in connection with the Executive's employment by the Corporation; or

  (iii)
  committed a breach of any material covenant, provision, term, condition, understanding or undertaking set forth in this Agreement, including, without limitation, the provisions contained in Sections 7, 8 and 9 hereof; or

  (iv)
  committed an act which the Board of Directors of the Corporation has found to have involved willful misconduct or gross negligence on the part of the Executive; or

  (v)
  exhibited documented habitual absenteeism or been unable or repeatedly failed to perform any reasonable or customary material tasks typically required in connection with the Executive's employment and position with the Corporation or its subsidiaries;

provided, however, that no termination under clause (iii) or (v) of this Section 12(a) shall be effective unless the Executive shall have first received written notice describing in reasonable detail the basis for the termination and within 15 days following delivery of such notice the Executive shall have failed to cure such alleged behavior constituting "cause"; provided, further, that this notice requirement prior to termination shall be applicable only if such behavior or breach is capable of being cured. The Corporation shall be obligated to pay to the Executive the Annual Salary then in effect and the Employee Benefits payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive's employment is so terminated. Thereafter, the Corporation shall have no further obligation whatsoever to the Executive.

        (b)  Termination by Corporation of Executive Because of Executive's Disability, Injury or Illness. The Corporation shall have the right to terminate the Executive's employment if the Executive is unable to perform the duties assigned to him by the Corporation because of the Executive's disability, injury or illness (as such terms may be defined under the applicable disability plan covering the Executive); provided, however, that in the event of such disability, injury or illness, the Executive's inability to perform such duties must have existed for (x) the period for eligibility for coverage set forth in the long-term disability policy maintained by the Corporation, or (y) a total of six (6) months in any consecutive twelve (12) month period if there is no such policy in existence, before such termination can be made effective. If the Corporation shall terminate the Executive's employment pursuant to this Section 12(b), the Corporation shall be obligated (i) to pay to the Executive the Annual Salary then in effect payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive's employment is so terminated, and (ii) to provide Employee Benefits to the extent the Executive remains eligible to continue to participate in such Employee Benefits pursuant to the terms and conditions of such policies, programs or plans. Notwithstanding anything to the contrary in this Agreement, the Corporation's obligations to make payments to the Executive shall be reduced by any amounts actually paid to the Executive pursuant to any disability insurance payments received by the Executive pursuant to the Employee Benefits or otherwise.

        (c)  Termination by Corporation as a Result of Executive's Death. The obligations of the Corporation to the Executive under this Agreement (except as provided in this Section 12(c)) shall automatically terminate upon the Executive's death and the Corporation shall then only be obligated to pay to the Executive's estate the Annual Salary then in effect and the Employee Benefits payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Corporation's obligation to the Executive is so terminated. Thereafter, the Corporation shall have no further obligation whatsoever to the Executive. In the event of the Executive's death, any payments due to the Executive shall be paid to the Executive's estate.

        (d)  Termination of Executive for Any Other Reason. The Corporation shall have the right to terminate the Executive's employment for any other reason upon prior written notice to the Executive. In the event of a termination of the Executive's employment for any reason other than the reasons set forth in Sections 12(a), 12(b) or 12(c) hereof, (i) the Corporation shall be obligated to provide twelve (12) months severance or the balance of this Agreement, whichever is shorter, in equal semi-weekly installments or otherwise as agreed to by the parties, and (ii) the Corporation shall be obligated to provide the Employee Benefits, at its expense, if and to the extent the Executive remains eligible to participate in such Employee Benefits pursuant to the terms and conditions of such policies, programs or plans, for the remaining period of the Term, or if Executive is not eligible, then the Corporation shall reimburse Executive for payments for health care coverage provided pursuant to the Comprehensive Omnibus Budget Reconciliation Act for the remaining period of the Term. Thereafter, the Corporation shall have no further obligation whatsoever to the Executive.

        (e)  Termination by Executive. The Executive may resign and terminate his employment by the Corporation for any reason whatsoever upon thirty (30) days prior written notice to the Corporation. Thereafter, the Corporation shall have no obligation to the Executive, except for those obligations provided as a matter of federal or state law.

        (f)    Good Reason. If, during the Term of this Agreement, the Executive resigns for Good Reason (as defined below), (i) the Corporation shall be obligated to provide twelve (12) months severance or the balance of this Agreement, whichever is shorter, in equal semi-weekly installments or otherwise as agreed to by the parties, and (ii) the Corporation shall be obligated to provide the Employee Benefits, at its expense, if any and to the extent the Executive remains eligible to participate in such Employee Benefits pursuant to the terms and conditions of such policies, programs or plans, for the remaining period of the Term, or if Executive is not eligible, then the Corporation shall reimburse Executive for payments for health care coverage provided pursuant to the Comprehensive Omnibus Budget Reconciliation Act for the remaining period of the Term. Thereafter, the Corporation shall have no further obligation whatsoever to the Executive. For purposes of this Agreement, "Good Reason" shall mean a requirement by the Corporation that the Executive report for the performance of his services hereunder on a regular or permanent basis at any location or office more than fifty (50) miles from Chicago, Illinois.

        13.  Capacity. The Executive hereby represents and warrants that, in entering into this Agreement, he is not in violation of any contract or agreement, whether written or oral, with any other person, firm, partnership, corporation or other entity to which he is a party or by which he is bound and will not violate or interfere with the rights of any other person, firm, partnership, corporation or other entity. In the event that such a violation or interference does occur, or is alleged to occur, notwithstanding the representation and warranty made hereunder, the Executive shall indemnify the Corporation from and against any and all manner of expenses and liabilities incurred by the Corporation or any affiliated company of the Corporation in connection with such violation or interference or alleged violation or interference.

        14.  Entire Agreement. This Agreement contains the entire agreement between the parties and shall not be modified except in writing by the parties hereto. Furthermore, the parties hereto specifically acknowledge and agree that this agreement supersedes all prior agreements between the Executive, the Corporation and its officers, directors, and agents, if any and in whatever capacity so entered into, whether written or oral, and all such prior agreements, whether written or oral, shall be of no further force or effect from and after the date hereof.

        15.  Severability. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect. If any restriction or limitation in this Agreement is deemed to be unreasonable, onerous and unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent permissible within reasonable bounds.

        16.  Notices. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person, on the next business day after being delivered to a nationally-recognized overnight courier service (for such next-day delivery) or five (5) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the other party at its or his last known address. The address of any party may be changed by notice in writing to the other party duly served in accordance herewith.

        17.  Waiver. The waiver by the Corporation or the Executive of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

        18.  Governing Law. This Agreement and the enforcement hereof shall be governed and controlled in all respects by the internal laws, and not the laws of conflict, of the State of Illinois.

        19.  Assignment of Inventions. The Executive shall disclose promptly in writing to a designated representative of the Corporation all material of a proprietary nature, including, but not limited to, ideas, inventions, discoveries, improvements, developments, designs, methods, systems, computer programs, trade secrets or any other intellectual property whether or not patentable or copyrightable, specifically including, but not limited to, copyright and mask works, formulae, compositions, products, processes, apparatus, and new uses of existing materials or machines (hereafter collectively called "Inventions") made, conceived or first reduced to practice by the Executive solely or jointly with others while employed by the Corporation. The Corporation shall be the owner of all property rights in any such Inventions, including, but not limited to, rights arising from the obtaining of letters of patent or copyright in respect thereof, which shall be vested in the Corporation. The Executive will at the Corporation's request execute any and all assignment, patent or copyright forms and the like, deemed reasonably necessary by the Corporation, and will assist in drafting of any description or specification of the Inventions as may be required by the Corporation to protect the Corporation's rights in and to the Inventions, including, but not limited to, application(s) for letters of patent. The Corporation's rights hereunder shall not be limited to this country but shall extend to any country in the world and shall attach to each Invention notwithstanding that it is perfected, improved, reduced to specific form or used after termination the Executive's employment. The Executive agrees to lend such assistance as he may be able, at the Corporation's request without charge in connection with any proceedings relating to such letters of patent, trade secrets, copyright or application thereof, as may be determined by the Corporation to be reasonably necessary. In such case the Corporation will reimburse expenses which the Executive may reasonably incur in assisting the Corporation to obtain, assert, defend and protect such letters of patent, trade secrets, copyright or other protection.

        20.  Successors. This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. All references to the Corporation shall also refer to the any such successor.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CLICK COMMERCE, INC.		EXECUTIVE
By	/s/ Michael W. Nelson Michael W. Nelson Chief Financial Officer	By	/s/ Justin C. Dearborn Justin C. Dearborn

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  EXHIBIT 10.2